UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  04/14/2008

Sears Holdings Corporation
(Exact name of registrant as specified in its charter)

Commission File Number:  000-51217

Delaware	20-1920798
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

3333 Beverly Road
Hoffman Estates, Illinois 60179
(Address of principal executive offices, including zip code)

847-286-2500
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.    Termination of a Material Definitive Agreement

On April 14, 2008, Bank of America, N.A., as Issuing Bank under the Letter of Credit Agreement dated as of August 13, 2004, as amended (the "LC Agreement"), among Sears Holdings Corporation, Sears Roebuck Acceptance Corp., Sears, Roebuck and Co. and Kmart Corporation and Bank of America, N.A., advised us that it would not agree to renew the LC Agreement under its existing terms. The current term of the LC Agreement, which is a 364-day secured facility with a commitment amount of up to $1.0 billion, is scheduled to end in July 2008. At April 18, 2008, only $1.6 million in letters of credit were outstanding under the LC Agreement, which provides solely for the issuance of letters of credit and does not provide for direct borrowings. Substantially all of our outstanding letters of credit are issued under our $4.0 billion, five-year revolving credit facility (expiring March 2010), which has a $1.5 billion letter of credit sublimit (the "$4 Billion Revolver").

We have maintained the LC Agreement as a facility to enable the Company to cost-effectively issue letters of credit when surplus cash is available to collateralize the letters of credit. As we are now using our other facility (the $4.0 Billion Revolver) for substantially all our letter of credit needs, the termination of the LC Agreement is not expected to have any effect on Sears Holdings' liquidity.

No early termination penalties or fees would be incurred by us if the LC Agreement were to terminate at the end of the current term. We are evaluating whether or not we will replace the LC Agreement at this time.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sears Holdings Corporation

Date: April 18, 2008	By:	/s/ William K. Phelan
William K. Phelan
Senior Vice President, Controller and Treasurer